Exhibit 99.1

Contacts:	Jeffrey C. Benzing	Robin Yim
	Chief Administrative Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS SECOND QUARTER RESULTS

SAN JOSE, Calif., July 14, 2008—Novellus Systems, Inc. (NASDAQ: NVLS) today reported net sales and results of operations for its second quarter ended June 28, 2008. Net sales for the second quarter were $257.7 million, down $57.0 million or 18.1 percent from first quarter 2008 net sales of $314.7 million, and down $158.6 million or 38.1 percent from second quarter 2007 net sales of $416.3 million. Net loss for the second quarter was $2.4 million, or $0.02 per share, down $17.9 million from first quarter 2008 net income of $15.5 million, and down $59.7 million from second quarter 2007 net income of $57.3 million.

The second quarter 2008 results of operations include $13.6 million of impairment and severance charges as a result of strategic decisions to focus on our core products and reduce our cost structure going forward. Of these charges, $6.5 million are in cost of sales, $4.3 million are in research and development and $2.8 million are in selling, general and administrative. Second quarter 2008 net income without those items was $6.2 million or $0.06 per diluted share. Excluding certain unusual charges, first quarter 2008 and second quarter 2007 net income were $15.9 million and $57.5 million, respectively, or $0.16 and $0.45 per diluted share, respectively. A reconciliation of pro forma operating results to U.S. generally accepted accounting principles (“GAAP”) is included below.

Bookings in second quarter 2008 were $234.6 million, down $62.4 million or 21.0 percent from first quarter 2008 bookings of $297.0 million. Shipments of $240.3 million in second quarter 2008 decreased by $72.5 million or 23.2 percent from $312.9 million reported for the first quarter of 2008. Deferred revenue at the end of the second quarter was $95.7 million, a decrease of $20.0 million or 17.3 percent from $115.7 million at the end of the first quarter of 2008.

Cash, cash equivalents, investments and restricted cash as of June 28, 2008 were $708.7 million, an increase of $132.4 million or 23.0 percent from the first quarter 2008 ending balance of $576.4 million. During the second quarter 2008, we purchased approximately 0.5 million shares of our common stock, at an average price of $21.97 per share, for $10.0 million.

Management uses non-GAAP measures to evaluate operating performance. The presentation of net income excluding certain charges, and the discussion of revenue on a shipments basis are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We present net income on a pro forma basis, excluding certain charges, because we believe this helps both management and investors to assess the operating performance of our business by comparing it to prior periods on a more consistent basis. A reconciliation between our GAAP and non-GAAP results is provided in an attached table. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“We viewed these challenging business conditions as an opportunity to improve our operational excellence, continue execution of our product strategies, and capitalize on the market transition toward higher productivity mega-fabs aimed at lowering manufacturing costs for our customers,” said Richard S. Hill, Chairman and Chief Executive Officer. “We have introduced products over the last year which dovetail with these developing industry trends and while market share gains have been muted due to the cyclical downturn, we expect the gains will be magnified when we emerge from this current cycle.”

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) our continued plans to improve our operational excellence, continue to execute our product strategies and capitalize on the market transition toward higher productivity mega-fabs aimed at lowering manufacturing costs for our customers and (ii) our expectation that future gains due to the introduction of new products will be magnified when we emerge from the current market cycle, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to, inability to sufficiently reduce our operational expenses, inefficiencies in the allocation of funds to our strategic product research and development efforts, unforeseen disruptions in production and manufacturing that may impact operational costs, inability to accurately predict the Company’s ability to maximize its position within the semiconductor industry, and lack of improvement in industry conditions that negatively impact the semiconductor industry and other risks indicated in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2007 and our Current Reports on Form 8-K and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts) (Unaudited)	June 28 2008	March 29 2008	June 30 2007	June 28 2008	June 30 2007
Net sales	$257,740	$314,713	$416,335	$572,453	$813,309
Cost of sales	146,777	169,773	208,225	316,550	410,290

Gross profit	110,963	144,940	208,110	255,903	403,019
%	43.1%	46.1%	50.0%	44.7%	49.6%
Operating expenses:
Selling, general and administrative	62,530	60,329	72,011	122,859	139,111
Research and development	59,815	57,340	63,374	117,155	123,774

Total operating expenses	122,345	117,669	135,385	240,014	262,885
%	47.5%	37.4%	32.5%	41.9%	32.3%

Income (loss) from operations	(11,382)	27,271	72,725	15,889	140,134
%	(4.4)%	8.7%	17.5%	2.8%	17.2%
Other income, net	4,916	1,109	14,597	6,025	25,704

Income (loss) before income taxes	(6,466)	28,380	87,322	21,914	165,838
Provision (benefit) for income taxes	(4,081)	12,851	29,977	8,770	54,710

Net income (loss)	$(2,385)	$15,529	$57,345	$13,144	$111,128

Net income (loss) per share:
Basic	$(0.02)	$0.15	$0.46	$0.13	$0.90

Diluted	$(0.02)	$0.15	$0.45	$0.13	$0.88

Shares used in basic per share calculation	98,202	100,683	123,788	99,429	123,887

Shares used in diluted per share calculation	98,202	101,375	126,630	100,131	126,792

NOVELLUS SYSTEMS, INC.

RECONCILIATION OF NET INCOME

(EXCLUDING CERTAIN CHARGES) (1)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts) (Unaudited)	June 28 2008	March 29 2008	June 30 2007	June 28 2008	June 30 2007
Net income excluding certain charges:	$6,209	$15,867	$57,526	$22,076	$111,382
Impairment of inventory and evaluation systems	(6,426)	—	—	(6,426)	—
Write down of certain research and development assets	(3,761)	—	—	(3,761)	—
Reductions in workforce	(3,405)	(618)	(275)	(4,023)	(379)

Total charges (2)	(13,592)	(618)	(275)	(14,210)	(379)
Tax effect of the above charges	4,998	280	94	5,278	125

Net income (loss)	$(2,385)	$15,529	$57,345	$13,144	$111,128

Net income per diluted share excluding certain charges (3):	$0.06	$0.16	$0.45	$0.22	$0.88
Impairment of inventory and evaluation systems	(0.06)	—	—	(0.06)	—
Write down of certain research and development related assets	(0.04)	—	—	(0.04)	—
Reductions in workforce	(0.03)	(0.01)	(0.00)	(0.04)	(0.00)
Tax effect of the above charges	0.05	0.00	0.00	0.05	0.00

Net income (loss) per diluted share	$(0.02)	$0.15	$0.45	$0.13	$0.88

(1)	The reconciliation of net income (excluding certain charges) is intended to present our operating results, excluding certain charges and related adjustments on provisions for income taxes. The reconciliation of net income is not in accordance with or an alternative for GAAP and may be different from similar measures by other companies.

(2)	Of the these charges, $6.5 million and $6.5 million are in cost of sales, $4.3 million and $4.4 million are in research and development and $2.8 million and $3.3 million are in selling, general and administrative for the three and six months ended June 28, 2008, respectively. The impairment of inventory and evaluation systems is a result of strategic business decisions to focus on our core products.

For the three months ended June 30, 2007, $0.1 million is in research and development and $0.2 million is in selling, general and administrative. For the six months ended June 30, 2007, $0.1 million is in cost of sales, $0.1 million is in research and development and $0.2 million is in selling, general and administrative.

(3)	Diluted net income per share calculations were performed using diluted shares of 98,915 for the three months ended June 28, 2008.

NOVELLUS SYSTEMS, INC.

SCHEDULE OF SHARE-BASED COMPENSATION

	Three Months Ended			Six Months Ended
(In thousands) (Unaudited)	June 28 2008	March 29 2008	June 30 2007	June 28 2008	June 30 2007
	(1)	(2)	(3)	(1)	(3)
Cost of sales	$799	$617	$565	$1,417	$1,075
Selling, general and administrative	5,253	5,256	5,248	10,508	10,945
Research and development	2,422	2,550	3,107	4,972	6,002

Total share-based compensation expenses	8,474	8,423	8,920	16,897	18,022
Benefit from income taxes	2,199	2,154	2,080	4,353	4,356

Net share-based compensation expenses	$6,275	$6,269	$6,840	$12,544	$13,666

(1)	Amounts include compensation expense related to stock options of $4.4 million and $8.8 million, employee stock purchase plan of $0.6 million and $1.4 million, and restricted stock awards of $3.5 million and $6.7 million for the three and six months ended June 28, 2008, respectively.

(2)	Amounts include compensation expense related to stock options of $4.4 million, employee stock purchase plan of $0.8 million, and restricted stock awards of $3.2 million.

(3)	Amounts include compensation expense related to stock options of $5.0 million and $9.9 million, employee stock purchase plan of $0.9 million and $1.4 million, and restricted stock awards of $3.1 million and $6.7 million for the three and six months ended June 30, 2007, respectively.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 28 2008 (Unaudited)	December 31 2007 *
ASSETS
Current assets:
Cash and cash equivalents and short-term investments	$428,806	$596,766
Accounts receivable, net	218,312	346,866
Inventories	229,116	212,995
Restricted cash and cash equivalents, current	166,193	—
Deferred taxes and other current assets	60,440	67,331

Total current assets	1,102,867	1,223,958
Property and equipment, net	298,287	320,009
Restricted cash and cash equivalents	3,673	161,050
Investments	110,069	—
Goodwill	246,582	238,944
Intangible and other assets	119,460	132,982

Total assets	$1,880,938	$2,076,943

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$189,881	$275,448
Deferred profit	41,486	52,252
Current debt obligations	152,560	1,509

Total current liabilities	383,927	329,209
Long-term debt	1,447	143,267
Long-term income taxes payable	27,846	27,408
Other liabilities	45,676	47,972

Total liabilities	458,896	547,856

Shareholders’ equity:
Common stock	1,173,198	1,219,533
Retained earnings and accumulated other comprehensive income	248,844	309,554

Total shareholders’ equity	1,422,042	1,529,087

Total liabilities and shareholders’ equity	$1,880,938	$2,076,943

*	The December 31, 2007 condensed consolidated balance sheet was derived from our audited consolidated financial statements.